Filed Pursuant to Rule 424(b)(3)
Registration No. 333-149246

RICK’S CABARET INTERNATIONAL, INC.
1,165,000 SHARES OF COMMON STOCK

This prospectus relates to the offering for resale of up to 1,165,000 shares of our common stock, $0.01 par value (“Common Stock”) currently held by certain selling stockholders. For a list of the selling stockholders, please see "Selling Security Holders" section herein.  We are not selling any shares of our Common Stock in this offering and therefore will not receive any proceeds from the sale thereof.  We will bear all expenses, other than selling commissions and fees of the selling stockholders, in connection with the registration and sale of the shares being offered by this prospectus.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our common stock is quoted on the NASDAQ Global Market under the symbol "RICK."  On February 4, 2008, the last reported sales price of our Common Stock was $24.96 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  PLEASE REFER TO THE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS FEBRUARY 27, 2008.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where you can find more information” on page 13 in this prospectus and any amendment or supplement hereto.  Unless otherwise indicated, the terms the “Company,” “we,” “us,” and “our” refer and relate to Rick’s Cabaret International, Inc. and its consolidated subsidiaries.

The Company

We presently conduct our business in two different areas of operation:

Our name is Rick's Cabaret International, Inc. We currently own and/or operate a total of fifteen adult nightclubs that offer live adult entertainment, restaurant and bar operations. Six of our clubs operate under the name "Rick's Cabaret"; three operate under the name “Club Onyx”, upscale venues that welcome all customers but cater especially to urban professionals, businessmen and professional athletes; four of the clubs operate under the name "XTC", one club that operates as “Encounters”, and one club that operates as “Tootsie’s”. Our nightclubs are in Houston, Austin, San Antonio, and Fort Worth, Texas; Charlotte, North Carolina; Minneapolis, Minnesota; New York, New York; and Miami Gardens, Florida. We also own and operate premiere adult entertainment Internet websites.

Our nightclub revenues are derived from the sale of liquor, beer, wine, food, merchandise, cover charges, membership fees, independent contractors' fees, commissions from vending and ATM machines, valet parking, and other products and services.  Our internet revenues are derived from subscriptions to adult content internet websites, traffic/referral revenues, and commissions earned on the sale of products and services through Internet auction sites, and other activities.

Our fiscal year end is September 30.  Our website address is www.Ricks.com. We make available free of charge our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC under Securities Exchange Act of 1934, as amended. Information contained in the website shall not be construed as part of this Registration Statement.

References to “us” or “the Company” include our 100%-owned, 85%-owned and 51%-owned consolidated subsidiaries.

The Offering

Outstanding Common Stock	7,558,676 shares (as of February 4, 2008).
Common Stock Offered	Up to 1,165,000 shares of Common Stock held by certain selling stockholders.
Offering Price	Determined at the time of sale by the selling stockholders.

Proceeds
We are not selling any shares of our Common Stock in this offering and therefore will not receive any proceeds from the sale thereof.  The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Market listing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” herein.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

We are including the following cautionary statement in this Form S-3 to make applicable and take advantage of the safe harbor provision of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on behalf of us.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts.  Certain statements in this Form S-3 are forward-looking statements.  These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties are set forth below.  Our expectations, beliefs and projections are expressed in good faith and we believe that they have a reasonable basis, including without limitation, our examination of historical operating trends, data contained in our records and other data available from third parties.  There can be no assurance that our expectations, beliefs or projections will result, be achieved, or be accomplished.  In addition to other factors and matters discussed elsewhere in this Form S-3, the following are important factors that in our view could cause material adverse affects on our financial condition and results of operations: the risks and uncertainties related to our future operational and financial results, the risks and uncertainties relating to our Internet operations, competitive factors, the timing of the openings of other clubs, the availability of acceptable financing to fund corporate expansion efforts, our dependence on key personnel, the ability to manage operations and the future operational strength of management, and the laws governing the operation of adult entertainment businesses.

For a discussion of some additional factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 3. The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

We operate in a very competitive and rapidly changing environment.  New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.  All forward-looking statements included in this prospectus are based on information available to us on the date of the prospectus.  Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occurs, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

Our Business Operations are Subject to Regulatory Uncertainties Which May Affect Our Ability to Continue Operations of Existing Nightclubs, Acquire Additional Nightclubs or Be Profitable

Adult entertainment nightclubs are subject to local, state and federal regulations. Our business is regulated by local zoning, local and state liquor licensing, local ordinances and state and federal time place and manner restrictions. The adult entertainment provided by our nightclubs has elements of speech and expression and, therefore, enjoys some protection under the First Amendment to the United States Constitution. However, the protection is limited to the expression, and not the conduct of an entertainer. While our nightclubs are generally well established in their respective markets, there can be no assurance that local, state and/or federal licensing and other regulations will permit our nightclubs to remain in operation or profitable in the future.

As discussed in the section entitled “Legal Proceedings” herein, we are subject to litigation regarding our Sexually Oriented Business licenses in Houston, Texas. The Trial Court rendered its judgment in favor of the City of Houston on January 31, 2007.  The Trial Court found that the City of Houston met its burden that there were sufficient alternate sites available to relocate all of the existing businesses in 1997.  The Trial Court found the 1997 ordinance constitutional and enforceable.  Post-trial motions were heard and the relief sought, a stay against enforcement, was denied by the Trial Court.  An appeal to the Fifth Circuit Court of Appeals was timely filed.    The Fifth Circuit granted a stay pending appeal.  Oral argument was held before the Fifth Circuit Court of Appeals on August 7, 2007.  The Fifth Circuit Court of Appeals ruled in favor of the City of Houston in September, 2007.  Pleadings have been filed seeking a stay against enforcement of the provisions of the ordinance with the United States Supreme Court in conjunction with the request that the United States Supreme Court hear an appeal of the Fifth Circuit Court of Appeals ruling.  Neither relief nor any indication of the Supreme Court’s position on the appeal has been received to date.  The effect of any potential adverse ruling on our operations in Houston is unknown. An adverse ruling would affect all sexually oriented businesses in Houston. In that event, we would change our method of operations to require our entertainers to wear latex and bikini bottoms. While management believes this potential change will not have a meaningful effect on our operations, as the effect would be to all similarly situated businesses, the effect is unknown. Approximately 14.6% of our club operation’s revenues for the three months ended December 31, 2007 were in Houston, Texas.  It is possible an adverse ruling may allow for additional competition in the Houston market.

Subsequent to the end of the fiscal quarter, beginning January 1, 2008, our Texas clubs became subject to a new state law requiring us to collect a $5.00 surcharge for every club visitor.  A lawsuit has been filed by the Texas Entertainment Association, an organization of which we are a member, alleging the fee amounts to an unconstitutional tax.  At this time, it is premature for us to know what effect, if any, the fee will have on our patron business or profitability.

We May Need Additional Financing or Our Business Expansion Plans May Be Significantly Limited

If cash generated from our operations is insufficient to satisfy our working capital and capital expenditure requirements, we will need to raise additional funds through the public or private sale of our equity or debt securities. The timing and amount of our capital requirements will depend on a number of factors, including cash flow and cash requirements for nightclub acquisitions. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our then-existing stockholders will be reduced. We cannot assure you that additional financing will be available on terms favorable to us, if at all. Any future equity financing, if available, may result in dilution to existing stockholders, and debt financing, if available, may include restrictive covenants. Any failure by us to procure timely additional financing will have material adverse consequences on our business operations

There is Substantial Competition in the Nightclub Entertainment Industry, Which May Affect Our Ability to Operate Profitably or Acquire Additional Clubs

Our nightclubs face competition. Some of these competitors may have greater financial and management resources than we do. Additionally, the industry is subject to unpredictable competitive trends and competition for general entertainment dollars. There can be no assurance that we will be able to remain profitable in this competitive industry.

Risk of Adult Nightclubs Operations

Historically, the adult entertainment, restaurant and bar industry has been an extremely volatile industry. The industry tends to be extremely sensitive to the general local economy, in that when economic conditions are prosperous, entertainment industry revenues increase, and when economic conditions are unfavorable, entertainment industry revenues decline. Coupled with this economic sensitivity are the trendy personal preferences of the customers who frequent adult cabarets. We continuously monitor trends in our customers' tastes and entertainment preferences so that, if necessary, we can make appropriate changes which will allow us to remain one of the premiere adult cabarets. However, any significant decline in general corporate conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on our business. In addition, we have historically catered to a clientele base from the upper end of the market. Accordingly, further reductions in the amounts of entertainment expenses allowed as deductions from income under the Internal Revenue Code of 1954, as amended, could adversely affect sales to customers dependent upon corporate expense accounts.

Permits Relating to the Sale of Alcohol

We derive a significant portion of our revenues from the sale of alcoholic beverages. States in which we operate may have laws which may limit the availability of a permit to sell alcoholic beverages or which may provide for suspension or revocation of a permit to sell alcoholic beverages in certain circumstances. The temporary or permanent suspension or revocations of any such permits would have a material adverse effect on the revenues, financial condition and results of operations of the Company.  In all states where we operate, management believes we are in compliance with applicable city, county, state or other local laws governing the sale of alcohol.

We Must Continue to Meet NASDAQ Global  Market Continued Listing Requirements or We Risk Delisting

Our securities are currently listed for trading on the NASDAQ Global Market. We must continue to satisfy NASDAQ’s continued listing requirements or risk delisting which would have an adverse effect on our business. If our securities are ever de-listed from NASDAQ, it may trade on the over-the-counter market, which may be a less liquid market. In such case, our stockholders’ ability to trade or obtain quotations of the market value of shares of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. There is no assurance that we will be able to maintain compliance with the NASDAQ continued listing requirements.

In The Future, We Will Incur Significant Increased Costs as a Result of Operating as a Public Company, and Our Management Will Be Required to Devote Substantial Time to New Compliance Initiatives

In the future, we will incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in fiscal 2008, we must perform system and process evaluation and testing on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Subsequently in fiscal 2009, our independent registered public accounting firm will report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Uninsured Risks

We maintain insurance in amounts we consider adequate for personal injury and property damage to which the business of the Company may be subject. However, there can be no assurance that uninsured liabilities in excess of the coverage provided by insurance, which liabilities may be imposed pursuant to the Texas "Dram Shop" statute or similar "Dram Shop" statutes or common law theories of liability in other states where we operate or expand. The Texas "Dram Shop" statute provides a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to such person if it was apparent to the server that the individual being sold, served or provided with an alcoholic beverage was obviously intoxicated to the extent that he presented a clear danger to himself and others. An employer is not liable for the actions of its employee who over-serves if (i) the employer requires its employees to attend a seller training program approved by the TABC; (ii) the employee has actually attended such a training program; and (iii) the employer has not directly or indirectly encouraged the employee to violate the law. It is our policy to require that all servers of alcohol working at our clubs be certified as servers under a training program approved by the TABC, which certification gives statutory immunity to the sellers of alcohol from damage caused to third parties by those who have consumed alcoholic beverages at such establishment pursuant to the Texas Alcoholic Beverage Code. There can be no assurance, however, that uninsured liabilities may not arise which could have a material adverse effect on the Company.

Limitations on Protection of Service Marks

Our rights to the tradenames "Rick's" and "Rick's Cabaret" are established under the common law based upon our substantial and continuous use of these trademarks in interstate commerce since at least as early as 1987. "RICK'S AND STARS DESIGN" and "RICK'S CABARET" logos are registered through service mark registrations issued by the United States Patent and Trademark Office ("PTO"). There can be no assurance that these steps taken by the Company to protect its Service Marks will be adequate to deter misappropriation of its protected intellectual property rights. Litigation may be necessary in the future to protect our rights from infringement, which may be costly and time consuming. The loss of the intellectual property rights owned or claimed by us could have a material adverse affect on our business.

Anti-takeover Effects of Issuance of Preferred Stock

The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series, to fix the number of shares constituting any such series, and to fix the rights and preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. The Board's authority to issue Preferred Stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of Preferred Stock; there are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention to issue Preferred Stock.

We Do Not Anticipate Paying Dividends on Common Shares in the Foreseeable Future

Since our inception we have not paid any dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. We expect that future earnings, if any, will be used for working capital and to finance growth.

Future Sales of Our Common Stock May Depress Our Stock Price

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or as a result of the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.

Our Stock Price Has Been Volatile and May Fluctuate in the Future

The trading price of our securities may fluctuate significantly. This price may be influenced by many factors, including:

•	our performance and prospects;
•	the depth and liquidity of the market for our securities;
•	sales of Common Stock by selling stockholders;
•	investor perception of us and the industry in which we operate;
•	changes in earnings estimates or buy/sell recommendations by analysts;
•	general financial and other market conditions; and
•	domestic economic conditions.

Public stock markets have experienced, and may experience, extreme price and trading volume volatility. These broad market fluctuations may adversely affect the market price of our securities.

Our Management Controls a Significant Percentage of Our Current Outstanding Common Stock and Their Interests May Conflict With Those of Our Stockholders

As of February 4, 2008, our Directors and executive officers and their respective affiliates collectively and beneficially owned approximately 17.3% of our outstanding common stock, including all warrants exercisable within 60 days. This concentration of  voting control gives our Directors and executive officers and their respective affiliates substantial influence over any matters which require a shareholder vote, including, without limitation, the election of Directors, even if their interests may conflict with those of other stockholders. It could also have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquirer from attempting to obtain control of us. This could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock.

We are Dependent on Key Personnel

Our future success is dependent, in a large part, on retaining the services of Mr. Eric Langan, our President and Chief Executive Officer.  Mr. Langan possesses a unique and comprehensive knowledge of our industry. While Mr. Langan has no present plans to leave or retire in the near future, his loss could have a negative effect on our operating, marketing and financial performance if we are unable to find an adequate replacement with similar knowledge and experience within our industry. We maintain key-man life insurance with respect to Mr. Langan. Although Mr. Langan is under an employment agreement, there can be no assurance that Mr. Langan will continue to be employed by us. The loss of Mr. Langan could have a negative effect on our operating, marketing, and financing performance.

Cumulative Voting is Not Available To Stockholders

Cumulative voting in the election of Directors is expressly denied in our Articles of Incorporation. Accordingly, the holder or holders of a majority of the outstanding shares of our common stock may elect all of our Directors. Management’s large percentage ownership of our outstanding common stock helps enable them to maintain their positions as such and thus control of our business and affairs.

Our Directors and Officers Have Limited Liability and Have Rights To Indemnification

Our Articles of Incorporation and Bylaws provide, as permitted by governing Texas law, that our Directors and officers shall not be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a Director or officer, with certain exceptions. The Articles further provide that we will indemnify our Directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil litigation or criminal action brought against them on account of their being or having been its Directors or officers unless, in such action, they are adjudged to have acted with gross negligence or willful misconduct.

The inclusion of these provisions in the Articles may have the effect of reducing the likelihood of derivative litigation against Directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against Directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

The Articles provide for the indemnification of our officers and Directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Texas law. The Articles include related provisions meant to facilitate the indemnitee's receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

USE OF PROCEEDS

We are not selling any shares of our Common Stock in this offering and therefore will not receive any proceeds from the sale thereof.  The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Market listing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

SELLING SECURITY HOLDERS

The following is a list of the selling stockholders who currently own the 1,165,000 shares of Common Stock covered by this prospectus.  Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) promulgated by the SEC, and generally includes voting or investment power with respect to securities.  The percent of beneficial ownership for the selling stockholders is based on 1,165,000 shares of common stock outstanding as of January 18, 2008. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of January 18, 2008, are considered outstanding and beneficially owned by a selling stockholders who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling stockholders but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.  After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholders may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The following table sets forth information concerning the selling stockholders, including the number of shares currently held and the number of shares offered by each selling security holder, to our knowledge as of January 18, 2008.   At the time of the acquisition there were no agreements, understandings or arrangements with any other persons, either directly or indirectly, to distribute the securities.

		Before the Offering		After the Offering
Name of Selling Stockholder	Position, Office or Other Material Relationship	Total Number of Shares of common stock Beneficially Owned Prior to the Offering(1)	Number of Shares to be Offered for the Account of the Selling Stockholder (2)	Number of Shares to be Owned after this Offering(3)	Percentage to be Beneficially Owned after this Offering (3) (4)
Common Stock
Clarus Capital LLC [5]	None	7,000	76,631	7,000	<1%
Guerrilla Partners, LP [6]	None	119,265	75,000	119,265	1.58%
Iroquois Master Fund Ltd. [7]	None	-0-	51,088	-0-	-0-
JLF Partners I, LP [8]	None	210,458	168,043	210,458	2.79%
JLF Partners II, LP [8]	None	15,847	12,701	15,847	<1%
JLF Offshore Fund, Ltd. [8]	None	267,174	212,113	267,174	3.55%
JLF Concentrated Partners, LP [8]	None	-0-	107,143	-0-	-0-
Kensington Partners LP [9]	None	10,590	69,500	10,590	<1%
Peter B. Orthwein Family Trust [9]	None	-0-	8,665	-0-	-0-
Lois B. Totten	None	-0-	1,690	-0-	-0-
Charles Nirenberg	None	-0-	5,038	-0-	-0-
Bald Eagle Fund Ltd. [9]	None	4,060	3,175	4,060	<1%
Richard J. & Virginia C. Keim	None	-0-	4,325	-0-	-0-
Midsummer Investment, Ltd. [10]	None	-0-	54,919	-0-	-0-
Outpoint Offshore Fund, Ltd. [11]	None	10,734	30,653	10,734	<1%
PGE Partner Fund LP [12]	None	2,030	9,962	2,030	<1%
PGE Partner Fund II LP [12]	None	1,693	5,364	1,693	<1%
Punch MicroCap Partners, LLC [13]	None	43,869	6,131	43,869	<1%
Slater Equity Partners LP [14]	None	39,400	67,531	39,400	<1%
Slater Equity Partners Offshore Fund Ltd. [14]	None	6,100	9,100	6,100	<1%
Stony Point Fund, LP [15]	None	5,000	20,000	5,000	<1%
Toro Holdings [16]	None	125,000	75,000	125,000	1.66%
Trellus Small Cap Opportunity Fund, LP [17]	None	-0-	21,416	-0-	-0-
Trellus Small Cap Opportunity Offshore Fund Limited [17]	None	-0-	14,276	-0-	-0-
Trellus Partners, LP [17]	None	-0-	25,733	-0-	-0-
Trellus Partners II, LP [17]	None	-0-	1,349	-0-	-0-
Trellus Offshore Fund Limited [17]	None	-0-	28,454	-0-	-0-

		TOTAL	1,165,000

(1)	Includes shares of common stock for which the selling security holder has the right to acquire beneficial ownership within 60 days.

(2)	This table assumes that each selling security holder will sell all shares offered for sale by it under this registration statement. Security holders are not required to sell their shares.

(3)	Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.

(4)	Based on 7,556,850 shares of Common stock issued and outstanding as of January 18, 2008.

(5)	Ephraim Fields is the natural person with investment decision and voting power for this entity.

(6)	Peter Siris is the natural person with investment decision and voting power for this entity.

(7)	Joshua Silverman is the natural person with investment decision and voting power for this entity. Mr. Silverman disclaims beneficial ownership of these shares.

(8)	Jeffrey Feinberg is the natural person with investment decision and voting power for this entity.

(9)	Richard Keim is the natural person with investment decision and voting power for this entity.

(10)	Scott Kaufman, Joshua Thomas and Michel Amsalem, managers of Midsummer Capital, LLC are the natural persons with investment decision and voting power for this entity.

(11)	Jordan Grayson is the natural person with investment decision and voting power for this entity.

(12)	Stephen Massocca and John Menzies are the natural persons with investment decision and voting power for this entity.

(13)	Howard Punch is the natural person with investment decision and voting power for this entity.

(14)	Steven Martin is the natural person with investment decision and voting power for this entity.

(15)	Peter Marin is the natural person with investment decision and voting power for this entity.

(16)
Paul J. Pollack is the natural person with investment decision and voting power for this entity.  Mr. Pollack is the President of Montgomery Street Research, an entity with which we currently have a Consulting Agreement.

(17)	Adam Usdan is the natural person with investment decision and voting authority for this entity.

PLAN OF DISTRIBUTION

We have not been advised by the selling stockholders as to any plan of distribution.  Shares owned by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise.  The methods by which the shares may be sold include:

•
a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	underwritten transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices.  The selling stockholders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent.  The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.  We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders, certain representatives of the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.  We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

In connection with sales of the common stock under this prospectus, upon effectiveness of the registration statement, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  Upon effectiveness of the registration statement, the selling stockholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

Because selling stockholders may be deemed to be statutory “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders are subject to the applicable provisions of the Securities Act, and the rules and regulations thereunder which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.   The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We agreed to keep this prospectus effective until the earlier of (x) the date when all the shares registered hereby have been sold or (y) the date on which the shares registered hereby may be sold without any restriction pursuant to Rule 144(k) as determined by the counsel to the Company.  There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a description of certain provisions relating to our capital stock.  For additional information regarding our stock, please refer to our Articles of Incorporation and Bylaws which have previously been filed with the SEC.

General

Our authorized capital stock consists of 16,000,000 shares of which there are 15,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.10 per share.

Common Stock

As of February 4, 2008, there were 7,558,676 shares of common stock outstanding.  We are registering 1,165,000 shares of common stock herewith.  The rights of all holders of the common stock are identical in all respects.  The holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds.  The current policy of the Board of Directors, however, is to retain earnings, if any, for reinvestment.

Upon liquidation, dissolution or winding up of the Company, the holders of the common stock are entitled to share ratably in all aspects of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities.

The holders of the common stock do not have preemptive subscription, redemption or conversion rights under our Articles of Incorporation.  Cumulative voting in the election of Directors is not permitted.  The outstanding shares of common stock are validly issued, fully paid and nonassessable.  The rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that are presently outstanding or that may be designated and issued by us in the future.

EXPERTS

The consolidated financial statements of Rick’s Cabaret International, Inc. for the years ended September 30, 2007 and 2006, incorporated by reference, have been audited by Whitley Penn LLP, independent registered public accounting firm, as set forth in their report included in such consolidated financial statements, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Miami Gardens Square One, Inc. and Stellar Management Corporation for the nine months ended September 30, 2007 and the year ended December 31, 2006, incorporated by reference, have been audited by Whitley Penn LLP, independent registered public accounting firm, as set forth in their report included in such combined financial statements, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the common stock offered under this prospectus has been passed upon for us by Axelrod, Smith & Kirshbaum, P.C., Houston, Texas.

MATERIAL CHANGES

There have been no material changes in the Registrant’s affairs since the end of the last fiscal year.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the shares offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the shares offered by the selling stockholders.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus.  The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	our Annual Report on Form 10-KSB for the year ended September 30, 2007;
•	our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2007;
•	our Current Reports on (i) Forms 8-K filed February 13, 2008, December 3, 2007, November 20, 2007, and October 18, 2007, and (ii) Forms 8-K/A filed on February 11 and January 29, 2008; and
•	our Proxy Statement for the 2007 Annual Meeting of Stockholders.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

Eric Langan, CEO/President
Rick’s Cabaret International, Inc.
10959 Cutten Road
Houston, Texas 77066
281-397-6730

COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Texas law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to the Company or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under the Texas Business Organization Code for the unlawful payment of dividends; or
•	for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify our directors and officers unless restricted by Texas law and eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto.  Statements contained in this prospectus  as to the contents of any contract or other document that is filed as an exhibit to the registration statement  are not necessarily complete and each such  statement  is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission at such addresses.  Also, the SEC maintains a World Wide Web site on the  Internet at http://www.sec.gov that contains reports, proxy and information  statements and other information regarding  registrants  that file  electronically  with the SEC.  Additional information can also be obtained through our website at www.Ricks.com. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request.  To request such materials, please contact Mr. Eric Langan, our President and Chief Executive Officer, at 10959 Cutten Road, Houston, Texas 77066.

We are in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office, public reference facilities and Web site of the SEC referred to above.